Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2025 Fourth Quarter and Year-End Results
Richmond, VA, February 12, 2026 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $138.6 million, $5.99 per diluted share, for the fourth quarter of 2025 compared to $109.1 million, $4.68 per diluted share, for the fourth quarter of 2024. Net income was $503.6 million, $21.65 per diluted share, for the year ended December 31, 2025 compared to $414.8 million, $17.78 per diluted share, for the year ended December 31, 2024. Net income included after-tax catastrophe losses of $2.3 million in the fourth quarter of 2025 compared to $6.2 million in the fourth quarter of 2024. For the years ended December 31, 2025 and 2024, net income included after-tax catastrophe losses of $24.0 million and $20.2 million, respectively.
Net operating earnings(1) were $134.6 million, $5.81 per diluted share, for the fourth quarter of 2025 compared to $107.8 million, $4.62 per diluted share, for the fourth quarter of 2024. Net operating earnings(1) were $453.7 million, $19.51 per diluted share, for the year ended December 31, 2025 compared to $374.8 million, $16.06 per diluted share, for the year ended December 31, 2024.
Highlights for the fourth quarter of 2025 included:
•Diluted earnings per share increased by 28.0% and diluted operating earnings(1) per share increased by 25.8% compared to the fourth quarter of 2024
•Gross written premiums increased by 1.8% to $451.1 million and net written premiums increased by 7.1% to $370.6 million compared to the fourth quarter of 2024
•Net investment income increased by 24.9% to $52.3 million compared to the fourth quarter of 2024
•Underwriting income(2) was $120.6 million in the fourth quarter of 2025, resulting in a combined ratio(5) of 71.7%
Highlights for the full year of 2025 included:
•Diluted earnings per share increased by 21.8% and diluted operating earnings(1) per share increased by 21.5% compared to the full year of 2024
•Gross written premiums increased by 5.7% to $2.0 billion and net written premiums increased by 9.4% to $1.6 billion compared to the full year of 2024
•Net investment income increased by 27.9% to $192.2 million compared to the full year of 2024
•Underwriting income(2) was $389.2 million for the year ended December 31, 2025, resulting in a combined ratio(5) of 75.9%
•Operating return on equity(7) was 26.4% for the year ended December 31, 2025
"We delivered another strong quarter to close out 2025, marked by exceptional profitability resulting from continued disciplined underwriting and technology-enabled low costs in a competitive market. We remain confident that the resilience of our model positions us to deliver long-term value for our stockholders throughout the market cycle," said Chairman and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $451.1 million for the fourth quarter of 2025 compared to $443.3 million for the fourth quarter of 2024, an increase of 1.8%. Gross written premiums were $2.0 billion for the year ended December 31, 2025 compared to $1.9 billion for the year ended December 31, 2024, an increase of 5.7%. Gross written premiums in the Commercial Property Division, the Company’s largest division, declined 28.3% in the fourth quarter and 17.9% for the year ended December 31, 2025, compared to the prior-year periods, reflecting lower rates and increased competition, including from standard carriers.

Excluding the Commercial Property Division, gross written premiums increased 10.2% for the quarter and 13.3% for the full year compared to the prior-year periods, driven by continued strong submission flow across most divisions.
Net written premiums were $370.6 million for the fourth quarter of 2025 compared to $346.1 million for the fourth quarter of 2024, an increase of 7.1%. Net written premiums were $1.6 billion for the year ended December 31, 2025 compared to $1.5 billion for the year ended December 31, 2024, an increase of 9.4%. Growth in net written premiums during the fourth quarter and year ended December 31, 2025 over the prior-year periods was largely due to higher gross written premiums and an increase in the retention on the Company’s reinsurance treaties.
Underwriting income(2) was $120.6 million, resulting in a combined ratio(5) of 71.7%, for the fourth quarter of 2025, compared to $97.9 million, and a combined ratio(5) of 73.4% for the same period last year. The increase in underwriting income(2) for the fourth quarter of 2025 was due to continued growth in the business, higher favorable development of loss reserves from prior accident years and lower catastrophe losses. Loss(3) and expense(4) ratios were 50.1% and 21.6%, respectively, for the fourth quarter of 2025 compared to 52.3% and 21.1% for the fourth quarter of 2024. Favorable development of reserves from prior accident years was $17.0 million, or 4.0 points, for the fourth quarter of 2025 primarily within property lines of business and $9.6 million, or 2.6 points, for the fourth quarter of 2024. The loss ratio for the fourth quarter of 2025 included 0.7 points of net catastrophe losses. The loss ratio for the fourth quarter of 2024 included 2.2 points of net catastrophe losses, primarily related to Hurricane Milton.
Underwriting income(2) was $389.2 million, resulting in a combined ratio(5) of 75.9%, for the year ended December 31, 2025, compared to $325.9 million, and a combined ratio(5) of 76.4% for the prior year. The increase in underwriting income(2) for the year ended December 31, 2025 was largely due to continued growth in the business and higher favorable development of loss reserves from prior accident years offset in part by higher catastrophe losses incurred during the year. Loss(3) and expense(4) ratios were 55.1% and 20.8%, respectively, for the year ended December 31, 2025 compared to 55.8% and 20.6%, respectively, for the year ended December 31, 2024. Favorable development of reserves from prior accident years was $62.8 million, or 3.9 points, for the year ended December 31, 2025 primarily within property lines of business and $37.7 million, or 2.7 points, for the year ended December 31, 2024. The loss ratio for the year ended December 31, 2025 included 1.9 points of net catastrophe losses primarily related to the Palisades Fire. The loss ratio for the year ended December 31, 2024 included 1.8 points of net catastrophe losses, primarily related to Hurricanes Milton, Helene and Francine and tornadoes in the Midwest.

Summary of Operating Results
The Company’s operating results for the three months and years ended December 31, 2025 and 2024 are summarized as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	($ in thousands)
Gross written premiums	$451,123	$443,281	$1,977,171	$1,870,341
Ceded written premiums	(80,571)	(97,160)	(361,154)	(392,993)
Net written premiums	$370,552	$346,121	$1,616,017	$1,477,348

Net earned premiums	$415,482	$359,739	$1,575,842	$1,350,470
Fee income	10,059	8,546	40,714	34,118
Losses and loss adjustment expenses	213,196	192,548	890,693	772,899
Underwriting, acquisition and insurance expenses	91,764	77,848	336,696	285,808
Underwriting income(2)	$120,581	$97,889	$389,167	$325,881

Loss ratio(3)	50.1%	52.3%	55.1%	55.8%
Expense ratio(4)	21.6%	21.1%	20.8%	20.6%
Combined ratio(5)	71.7%	73.4%	75.9%	76.4%

Annualized return on equity(6)	29.0%	29.9%	29.3%	32.3%
Annualized operating return on equity(7)	28.2%	29.6%	26.4%	29.2%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to the sum of net earned premiums and fee income.
(4)    Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and insurance expenses to the sum of net earned premiums and fee income.
(5)    The combined ratio is the sum of the loss ratio and expense ratio as presented. Calculations of each component may not add due to rounding.
(6)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(7)    Annualized operating return on equity is net operating earnings (a non-GAAP financial measure) expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following tables summarize losses incurred for the current accident year and the development of prior accident years for the three months and years ended December 31, 2025 and 2024:

	Three Months Ended December 31, 2025		Three Months Ended December 31, 2024
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$227,309	53.4%	$194,226	52.7%
Current accident year - catastrophe losses	2,851	0.7%	7,905	2.2%
Effect of prior accident year development	(16,964)	(4.0)%	(9,583)	(2.6)%
Total	$213,196	50.1%	$192,548	52.3%

	Year Ended December 31, 2025		Year Ended December 31, 2024
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$923,160	57.1%	$785,036	56.7%
Current accident year - catastrophe losses	30,350	1.9%	25,518	1.8%
Effect of prior accident year development	(62,817)	(3.9)%	(37,655)	(2.7)%
Total	$890,693	55.1%	$772,899	55.8%

Investment Results
Net investment income was $52.3 million in the fourth quarter of 2025 compared to $41.9 million in the fourth quarter of 2024, an increase of 24.9%. Net investment income was $192.2 million for the full year of 2025 compared to $150.3 million for the full year of 2024, an increase of 27.9%. These increases were driven by growth in the Company's investment portfolio generated primarily from the investment of strong operating cash flows since December 31, 2024. The Company’s investment portfolio, excluding cash and cash equivalents, had a gross investment return(8) of 4.4% for both the years ended December 31, 2025 and 2024. Funds are generally invested conservatively in high quality securities, including government agency, asset- and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "AA-." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.0 years and 3.0 years at December 31, 2025 and 2024, respectively. Cash and invested assets totaled $5.2 billion at December 31, 2025 compared to $4.1 billion at December 31, 2024.
(8)    Gross investment return is investment income from fixed-maturity and equity securities (and short-term investments, if any), before any deductions for fees and expenses, expressed as a percentage of average beginning and ending book values of those investments during the period.

Capital Return to Stockholders
During the fourth quarter of 2025, the Company repurchased 119,752 shares of its common stock in the open market at an average price of $417.52 per share for a total cost of $50.0 million, exhausting the initial $100 million share repurchase authorization. In December 2025, the Company announced a new $250 million share repurchase authorization.

In February 2026, the Company's Board of Directors declared a cash dividend of $0.25 per share of common stock, a 47.1% increase from the prior cash dividend, reflecting continued confidence in the Company’s financial position and capital generation abilities.
The new share repurchase authorization and increased dividend return excess capital to stockholders while maintaining a conservative capital position for the Company's business.
Other
The effective tax rates for the years ended December 31, 2025 and 2024 were 20.6% and 19.4%, respectively. The effective tax rates were lower than the federal statutory rate primarily due to the tax benefits from stock-based compensation, including stock options exercised, and from tax-exempt investment income. The effective tax rate was higher for the full year of 2025 compared to the full year of 2024 due primarily to a lower volume of stock option exercises.
Stockholders' equity was $2.0 billion at December 31, 2025, compared to $1.5 billion at December 31, 2024. Book value per share was $84.66 at December 31, 2025 compared to $63.75 at December 31, 2024. Operating return on equity was 26.4% for the full year of 2025, a decrease from 29.2% for the full year of 2024. The decrease was due primarily to higher average stockholders' equity as a result of profitable growth and an increase in the fair value of the Company's investment portfolio offset in part by share repurchases.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, net realized investment gains and losses, after taxes, and the change in allowance for credit losses on investments, after taxes. Management believes the exclusion of these items provides a useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months and years ended December 31, 2025 and 2024, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	($ in thousands, except per share data)
Net operating earnings:
Net income	$138,620	$109,094	$503,614	$414,843
Adjustments:
Change in the fair value of equity securities, before taxes	(3,460)	(1,496)	(58,836)	(43,367)
Income tax expense (1)	727	314	12,356	9,107
Change in fair value of equity securities, after taxes	(2,733)	(1,182)	(46,480)	(34,260)

Net realized investment gains, before taxes	(1,558)	(94)	(4,390)	(6,831)
Income tax expense (1)	327	20	922	1,435
Net realized investment gains, after taxes	(1,231)	(74)	(3,468)	(5,396)

Change in allowance for credit losses on investments, before taxes	(9)	(36)	2	(526)
Income tax expense (1)	2	8	—	110
Change in allowance for credit losses on investments, after taxes	(7)	(28)	2	(416)
Net operating earnings	$134,649	$107,810	$453,668	$374,771

Diluted operating earnings per share:
Diluted earnings per share	$5.99	$4.68	$21.65	$17.78
Change in fair value of equity securities, after taxes, per share	(0.12)	(0.05)	(2.00)	(1.47)
Net realized investment gains, after taxes, per share	(0.05)	—	(0.15)	(0.23)
Change in allowance for credit losses on investments, after taxes, per share	—	—	—	(0.02)
Diluted operating earnings per share(2)	$5.81	$4.62	$19.51	$16.06

Operating return on equity:
Average equity(3)	$1,912,400	$1,459,255	$1,721,572	$1,285,197
Annualized return on equity(4)	29.0%	29.9%	29.3%	32.3%
Annualized operating return on equity(5)	28.2%	29.6%	26.4%	29.2%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.
(3)    Average equity is computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, the change in allowance for credit losses on investments, interest expense, other expenses, other income and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.
For the three months and years ended December 31, 2025 and 2024, net income reconciles to underwriting income as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income	$138,620	$109,094	$503,614	$414,843
Income tax expense	36,204	29,557	130,688	99,873
Income before income taxes	174,824	138,651	634,302	514,716
Net investment income	(52,296)	(41,863)	(192,192)	(150,287)
Change in fair value of equity securities	(3,460)	(1,496)	(58,836)	(43,367)
Net realized investment gains	(1,558)	(94)	(4,390)	(6,831)
Change in allowance for credit losses on investments	(9)	(36)	2	(526)
Interest expense	2,982	2,559	10,646	10,134
Other expenses (6)	505	517	1,650	3,968
Other income	(407)	(349)	(2,015)	(1,926)
Underwriting income	$120,581	$97,889	$389,167	$325,881
(6) Other expenses includes primarily corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, February 13, 2026, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (800) 715-9871, conference ID# 6520221, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	(in thousands, except per share data)
Gross written premiums	$451,123	$443,281	$1,977,171	$1,870,341
Ceded written premiums	(80,571)	(97,160)	(361,154)	(392,993)
Net written premiums	370,552	346,121	1,616,017	1,477,348
Change in unearned premiums	44,930	13,618	(40,175)	(126,878)
Net earned premiums	415,482	359,739	1,575,842	1,350,470
Fee income	10,059	8,546	40,714	34,118
Net investment income	52,296	41,863	192,192	150,287
Change in fair value of equity securities	3,460	1,496	58,836	43,367
Net realized investment gains	1,558	94	4,390	6,831
Change in allowance for credit losses on investments	9	36	(2)	526
Other income	407	349	2,015	1,926
Total revenues	483,271	412,123	1,873,987	1,587,525

Expenses
Losses and loss adjustment expenses	213,196	192,548	890,693	772,899
Underwriting, acquisition and insurance expenses	91,764	77,848	336,696	285,808
Interest expense	2,982	2,559	10,646	10,134
Other expenses	505	517	1,650	3,968
Total expenses	308,447	273,472	1,239,685	1,072,809
Income before income taxes	174,824	138,651	634,302	514,716
Income tax expense	36,204	29,557	130,688	99,873
Net income	138,620	109,094	503,614	414,843

Other comprehensive income (loss)
Change in unrealized gains (losses) on available-for-sale investments, net of taxes	5,548	(50,455)	66,514	(2,589)
Total comprehensive income	$144,168	$58,639	$570,128	$412,254

Earnings per share:
Basic	$6.01	$4.71	$21.76	$17.92
Diluted	$5.99	$4.68	$21.65	$17.78

Weighted-average shares outstanding:
Basic	23,056	23,164	23,140	23,153
Diluted	23,161	23,330	23,259	23,332

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
	(in thousands)
Assets
Investments:
Fixed-maturity securities at fair value	$4,341,450	$3,537,563
Equity securities at fair value	626,399	398,359
Real estate investments, net	55,236	15,045
Short-term investments	3,864	3,714
Total investments	5,026,949	3,954,681

Cash and cash equivalents	163,361	113,213
Investment income due and accrued	30,971	27,366
Premiums receivable, net	124,593	140,027
Reinsurance recoverables, net	394,329	337,891
Ceded unearned premiums	44,506	52,736
Deferred policy acquisition costs, net of ceding commissions	118,737	109,263
Indefinite-lived intangible assets	3,538	3,538
Deferred income tax asset, net	42,191	60,215
Other assets	94,386	87,774
Total assets	$6,043,561	$4,886,704

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$2,890,870	$2,285,668
Unearned premiums	860,394	828,449
Payable to reinsurers	34,385	43,959
Accounts payable and accrued expenses	66,301	55,159
Debt	224,397	184,122
Other liabilities	7,631	5,786
Total liabilities	4,083,978	3,403,143

Stockholders' equity	1,959,583	1,483,561
Total liabilities and stockholders' equity	$6,043,561	$4,886,704